Exhibit 10.9

LOAN AGREEMENT

by and between

AULT CAPITAL GROUP, INC., AS THE LENDER

&

AULT & COMPANY, INC., AS THE BORROWER

This LOAN AGREEMENT is entered into with an effective date as of August 18, 2026, by and between Ault Capital Group, Inc., a Nevada corporation (the “Lender”) and Ault & Company, Inc., a Delaware corporation (the “Borrower”).

RECITALS

WHEREAS, Borrower wishes to seek, and Lender wishes to grant, a line of credit up to an aggregate amount of Fifteen Million Dollars ($15,000,000);

WHEREAS, in consideration of the extension of a maximum line of credit of up to $15,000,000, Lender and the Borrower wish to enter into this Agreement; and

WHEREAS, Lender and Borrower have agreed to enter into this Agreement to memorialize their understanding regarding their respective rights and obligations with respect to this Agreement and the Loan as such term is defined herein.

AGREEMENT

NOW, THEREFORE, in consideration of the making of the Loan and the covenants, agreements, representations and warranties set forth in this Agreement and the other Loan Documents as defined herein, the receipt and legal sufficiency of which hereby are acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

1.          DEFINITIONS AND CONSTRUCTION.

1.1       Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Lender’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Advance” or “Advances” means a cash advance or cash advances under the Non-Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national and state banks located in the State of New York are authorized or required to close.

“Cash” means cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Credit Extension” means each Advance or any other extension of credit by Lender to or for the benefit of Borrower hereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Rate” means 8.5% interest, per annum.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Loan” means, collectively, the Credit Extensions available to Borrower under the Loan Documents.

“Loan Documents” means, collectively, this Agreement, the Note, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Maturity Date” shall mean that date that the Note becomes due and payable.

“Non-Revolving Line” means a Credit Extension of up to Fifteen Million Dollars ($15,000,000) granted by Lender to Borrower.

“Note” means the promissory note, in the form attached hereto as Exhibit A, which will be issued each time an Advance or any other extension of credit by Lender is made to the Borrower.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement, including this Agreement, now or hereafter in existence between Borrower and Lender.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prior Note” means that certain Term Note in the principal amount of $5,000,000 dated June 12, 2026 issued Borrower to Lender.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the President of the Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Lender, if any.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2       Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.          LOAN AND TERMS OF PAYMENT.

2.1       Credit Extensions.

(a)       Promise to Pay. Borrower promises to pay to Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at the Interest Rate in accordance with the terms hereof.

(b)       Advances Under Non-Revolving Line.

(i)       Amount. Subject to and upon the terms and conditions of this Agreement and Lender’s availability of capital, as determined by Lender in its sole and absolute discretion, Borrower may request Advances in an aggregate outstanding amount not to exceed the Non-Revolving Line. Amounts borrowed pursuant to this Section 2.1(b) which have been repaid may not be reborrowed at any time. All Advances under this Section 2.1(b) shall be immediately due and payable on the Maturity Date. Borrower may prepay any Advances without penalty or premium upon notice.

(ii)       Form of Request. Whenever a Borrower desires an Advance, such Borrower will notify Lender by email or telephone no later than ten (10) Business Day prior to the date the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Lender is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Lender’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Lender shall be entitled to rely on any telephonic notice given by a person who Lender reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance. Lender will evidence the amount of Advances made under this Section 2.1(b) by a Note.

2.2       Overadvances. If the aggregate amount of the outstanding Advances exceeds the Non-Revolving Line at any time, then within fifteen (15) days (or such longer period as Lender may grant in its sole discretion) of notice of such excess advanced, Borrower shall pay to Lender, in cash, the amount of such excess, together with all accrued but unpaid interest on such excess.

2.3       Interest Rates, Payments, and Calculations.

(a)       Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest at the rate equal to the Interest Rate.

(b)       Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the Interest Rate applicable immediately prior to the occurrence of the Event of Default.

(c)       Payments. Interest and principal hereunder shall be due and payable on the Maturity Date. Borrower authorizes Lender, at its option, to charge such interest, all Lender Expenses, and all Periodic Payments against the Non-Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.

(d)       Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed.

2.4       Crediting Payments. If no Event of Default exists, Lender shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. During the existence of an Event of Default, Lender shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Lender may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender or for its benefit at its financial institution after 12:00 noon Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. Whenever any payment to Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5       Prior Note. Upon execution of this Agreement, the Prior Note shall be cancelled and be of no further force or effect, and its principal amount and accrued interest shall be deemed to have been issued under this Agreement and, as a result, become part of the Advances made under this Agreement.

2.6       Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. After six months from the effective date of this Agreement, Lender will not be obligated to make any further Advances.

3.          CONDITIONS OF LOANS.

3.1       Conditions Precedent to Initial Credit Extension. The obligation of Lender to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a)       this Agreement duly executed by the Borrower; and

(b)       an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement.

3.2       Conditions Precedent to all Credit Extensions. The obligation of Lender to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)       timely receipt by Lender of the Payment/Advance Form as provided in Section 2.1; and

(b)       the representations and warranties contained in Section 4 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.          REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants as follows:

4.1       Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

4.2       Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate/Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.

4.3       Intellectual Property. To the best of Borrower’s knowledge, each of the copyrights, Trademarks and patents is valid and enforceable, and no part of such intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of such intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

4.4       Legal Name. Borrower’s exact legal name is as set forth in the first paragraph of this Agreement.

4.5       No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Lender fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.

4.6       Solvency, Payment of Debts. Borrower is able to pay its debts as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

4.7       Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect. Borrower is in compliance with, and the intended use of the proceeds as described in this Agreement does not and will not violate Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Neither the Borrower nor any of its affiliates has, in connection with this Agreement or the transactions contemplated hereby, extended, arranged, or renewed any personal loan to or for any director or executive officer of the Borrower or any of its affiliates in violation of Section 13(k) of the Exchange Act.

4.8       Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

4.9       Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Lender taken together with all such certificates and written statements furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.          BORROWER AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Lender may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

5.1       Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the jurisdiction of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Lender the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

5.2       Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that each Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

5.3       Insurance.

(a)       Borrower, at its expense, shall maintain liability and other insurance in an amount not less than One Million Dollars ($1,000,000) and of a type that are customary to businesses similar to Borrower’s.

(b)       All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All policies of property insurance shall contain a Lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee, and all liability insurance policies shall show Lender as an additional insured and specify that the insurer must give at least 30 days’ notice to Lender before canceling its policy for any reason. Upon Lender’s request, each Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments. If an Event of Default has occurred and is continuing, proceeds payable under any casualty policy shall, at Lender’s option, be payable to Lender to be applied on account of the Obligations.

5.4       Use of Proceeds. The proceeds from the Loans shall be used solely to repay Borrower’s issued and outstanding indebtedness, to redeem certain outstanding preferred equity, as well as working capital purposes. The Borrower shall not use any portion of the proceeds of the Loan to extend credit, directly or indirectly, to any director, executive officer, or equivalent person of the Borrower or any of its affiliates in any manner that would constitute a personal loan prohibited by Section 13(k) of the Exchange Act, or any rule or regulation promulgated thereunder. In addition, the Borrower shall promptly notify the Lender in writing upon becoming aware of any actual or potential violation of Section 13(k) of the Exchange Act in connection with the use of the proceeds of the Loan as set forth in this Agreement and take all corrective action necessary to cure any such violation as promptly as practicable following the occurrence thereof.

6.          NEGATIVE COVENANTS.

Borrower covenants and agrees that, until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full, Borrower will not do any of the following without Lender’s prior written consent, which shall not be unreasonably withheld:

6.1       Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than in the ordinary course of business. Borrower will not engage in any bulk sale of all or substantially all of its assets.

6.2       Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year. Change its name or its jurisdiction of formation or relocate its chief executive office without prior written notification to Lender; hire or fire any executive officer; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by each Borrower; change its fiscal year end.

6.3       Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions and (ii) such transactions do not result in a Change in Control.

6.4       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of a Borrower’s business, upon fair and reasonable terms that are no less favorable to a Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (ii) transactions that are otherwise permitted pursuant to Section 7.

6.5       No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.          EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

7.1       Payment Default. If Borrower fails to pay any of the Obligations when due.

7.2       Covenant Default.

(a)       If Borrower breaches any representation under Article 4, fails to perform any obligation under Article 5 or 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)       If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof; provided, however, that if the default cannot by its nature be cured within such ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

7.3       Material Adverse Effect. If there occurs any Material Adverse Effect.

7.4       Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower (provided that no Credit Extensions will be made during such cure period).

7.5       Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

7.6       Change in Control. If a Change in Control occurs.

7.7       Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document.

8.          Lender’S RIGHTS AND REMEDIES.

8.1       Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)       Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Lender);

(b)       Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender; and

(c)       Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender.

8.2       No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrower. Borrower waives any rights they may have to require Lender to pursue any other Person for any of the Obligations.

8.3       Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

8.4       Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

9.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:	Ault & Company, Inc.
11411 Southern Highlands Parkway, Suite 190
Las Vegas, NV 89141
Attn: Milton C. Ault, III, Chief Executive Officer
Email: Todd@aultandcompany.com

If to Lender:	Ault Capital Group, Inc.
11411 Southern Highlands Parkway, Suite 190
Las Vegas, NV 89141
Attn: William B. Horne, Chief Executive Officer
Email: Will@ault.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

10.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. Borrower and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of New York, State of New York. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

11.          GENERAL PROVISIONS.

11.1       Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.

11.2       Indemnification. Borrower shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for obligations, demands, claims, liabilities and losses caused by Lender’s gross negligence or willful misconduct.

11.3       Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

11.4       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

11.5       Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

11.6       Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

11.7       Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Lender has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LENDER:

AULT CAPITAL GROUP, INC.

By:
Name:	William B. Horne
Title:	Chief Executive Officer

BORROWER:

AULT & COMPANY, INC.

By:
Name:	Milton C. Ault, III
Title:	Chief Executive Officer

[Signature Page to Loan Agreement]

EXHIBIT A

[Form of Promissory Note attached hereto]

EXHIBIT B

PAYMENT/ADVANCE FORM

TO:
	Tel: (___) __________	Fax: (___) __________

Date: ____________________________________________

From: Ault & Company, Inc.

(Contact Person): Milton C. Ault, III

Tel: (714) 795-0246

[   ] LOAN DISBURSEMENT: Amount US $ _____________________

Intended Use of Proceeds:

[Working capital and general corporate purposes] $[●]

[Capital expenditures] $[●]

[Repayment of existing indebtedness] $[●]

[Other — specify] $[●]

Total Prior Loan Disbursements $____________

Plus: Current Loan Disbursement Request $____________

Total Loan Disbursements to Date $____________

[ ] LOAN PAYMENT: Amount US$

Loan Number: _________________

[ ] Partial Principal Only	Deadline 3:00 PM
[ ] Interest Only	Deadline 3:00 PM
[ ] Pay off (Total Principal and Interest):	Deadline 3:00 PM

By executing below, Borrower hereby represents, warrants, and confirms to the Lender that, as of the date hereof (the "Reaffirmation Date"): (i) each of the representations and warranties made by such party in the Loan Agreement, is true, correct, and complete in all material respects on and as of the Reaffirmation Date, as if made on and as of the Reaffirmation Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty is reaffirmed as true, correct, and complete in all material respects as of such earlier date); and (ii) no event has occurred and is continuing, that constitutes or would constitute an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Authorized Signature

Print Name

Date

❖	All deadlines are pacific time